As filed with the Securities and Exchange Commission on June 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OBLONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0312442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 16th Street, Suite 1400 #1024

Denver, Colorado 80202

(213) 683-8863 ext. 5

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Clark

Chief Financial Officer, Treasurer, and Secretary

Oblong, Inc.

110 16th Street, Suite 1400 #1024

Denver, Colorado 80202

(213) 683-8863 ext. 5

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald R. Levine, II, Esq.

Arnold & Porter Kaye Scholer LLP

1144 Fifteenth Street, Suite 3100

Denver, Colorado 80202

Telephone:

(303) 863-1000

From time to time after the effectiveness of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2025

PROSPECTUS

Oblong, Inc.

4,178,249 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus (the “Selling Stockholders”) may, from time to time, offer and resell under this prospectus up to 4,178,249 shares of our common stock, par value $0.0001 per share (the “Common Stock”) issuable upon: (i) the exercise of Pre-Funded Warrants; (ii) the conversion of outstanding shares of Series F convertible preferred stock, $0.0001 par value per share (the “Series F Preferred Stock”); (iii) the conversion of Series F Preferred Stock acquired through exercise of outstanding Preferred Warrants; (iv) the exercise of Common Warrants; (v) the exercise of Placement Agent Warrants; and (vi) the exercise of Advisor Warrants.

On June 6, 2025, we entered into a Securities Purchase Agreement, dated as of June 5, 2025, with certain accredited investors (the “2025 Purchase Agreement”), pursuant to which we issued and sold, in a private placement (the “2025 Private Placement”), pre-funded warrants (the “Pre-Funded Warrants”) to acquire up to 1,989,392 shares of our Common Stock in exchange for gross proceeds of approximately $7,500,000. In connection with the 2025 Private Placement, we also issued warrants to acquire up to 99,470 shares of our Common Stock to our placement agent and its designated assigns (the "2025 Placement Agent Warrants") in consideration for services provided thereto. We have also issued a warrant to acquire up to 100,000 shares of our Common Stock to Brandon Sofer, our advisory agent (in such capacity, the "Advisory Agent") in connection with the Advisory Agent's provision of certain treasury advisory services (the "Advisor Warrants"). We are required pursuant to the terms of the 2025 Purchase Agreement to file a registration statement registering the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants within 15 days of the date of the 2025 Purchase Agreement and we are required pursuant to the terms of the Advisory Agent Agreement, dated June 5, 2025, between the Company and the Advisory Agent, to register the shares of Common Stock issuable upon the exercise of the Advisor Warrants within 90 days of the issuance of the Advisor Warrants.

On March 30, 2023, Oblong, Inc. (“we” or the “Company”) entered into a Securities Purchase Agreement (the “2023 Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we issued and sold, in a private placement transaction (the “2023 Private Placement”) (i) 6,550 shares of Series F Preferred Stock (the “Preferred Shares”), (ii) warrants to acquire up to 32,750 shares of Series F Preferred Stock (the “Preferred Warrants”) and (iii) common warrants to acquire up to 1,918,371 shares of Common Stock (the “Common Warrants”) in exchange for gross proceeds of approximately $6,386,000. The Common Warrants issued in connection with the 2023 Private Placement included 153,470 Common Warrants issued to our placement agent in consideration for services provided thereto ("2023 Placement Agent Warrants").

On August 23, 2024, the Company effected a 1-for-40 reverse stock split of its Common Stock (the “Reverse Stock Split”). All Common Stock share information through this prospectus is shown as adjusted for this stock split retrospectively for all periods represented herein.

From the closing date of the 2023 Private Placement through June 18, 2025, the Company has: i) issued 1,648 Preferred Shares and 482,676 Common Warrants in accordance with the exercise provisions of 1,648 Preferred Stock Warrants; ii) converted 7,843 Preferred Shares, plus accrued dividends of approximately $421,000, into 686,751 shares of Common Stock; and iii) issued 687,178 shares of Common Stock pursuant to the exercise of 687,178 Common Warrants. The Company received gross and net proceeds of approximately $3,953,000 and $3,637,000, respectively, related to the exercise of the Preferred and Common Warrants.

As of the filing of this prospectus we had: i) 1,594,764 shares of Common Stock issued and outstanding, ii) 355 Preferred Shares and 31,102 Preferred Warrants outstanding, iii) 1,713,869 Common Warrants outstanding, iv) 1,989,392 Pre-Funded Warrants outstanding, v), 153,470 2023 Placement Agent Warrants outstanding, vi) 99,469 2025 Placement Agent Warrants outstanding, and vii) 100,000 Advisor Warrants outstanding.

The shares of Common Stock issuable upon the conversion of the Preferred Shares are herein referred to as “Conversion Shares,” the shares of Common Stock issuable upon the exercise of the Common Warrants are herein referred to as “Warrant Common Shares,” the shares of  Common Stock issuable upon the exercise of the Pre-Funded Warrants are herein referred to as “Pre-Funded Warrant Shares,” the shares of  Common Stock issuable upon the exercise of the 2025 Placement Agent Warrants are herein referred to as “Placement Agent Warrant Shares,” and the shares of  Common Stock issuable upon the exercise of the Advisor Warrants are herein referred to as “Advisor Warrant Shares” (and, together with the Warrant Common Shares, the Pre-Funded Warrant Shares and the Placement Agent Warrant Shares, as “Warrant Shares”).

We are registering i) the resale of the Warrant Common Shares and Conversion Shares covered by this prospectus as required by the Registration Rights Agreement, dated March 30, 2023, by and among the Company and the Investors, as amended or waived (the “Registration Rights Agreement”), ii) the resale of the Pre-Funded Warrants Shares pursuant to the terms of the 2025 Purchase Agreement, and iii) the resale of the 2025 Placement Agent Warrant Shares and Advisor Warrant Shares. We previously registered 6,550 Preferred Shares, 32,750 Warrant Preferred Shares and 300,013 shares of our Common Stock issuable upon the conversion of shares of Series F Preferred Stock on the Registration Statement on Form S-3 (Reg. No. 333-272094) declared effective by the SEC on June 20, 2023. We also previously registered 95,772 shares of our Common Stock underlying Common Warrants, 225,000 shares of our Common Stock underlying the Preferred Shares and 900,000 shares of our Common Stock underlying Preferred Shares issuable upon exercise of Preferred Warrants on the Registration Statement on Form S-3 (Reg. No. 333-276322) declared effective by the SEC on January 16, 2024. We also previously registered 1,373,930 shares of our Common Stock underlying Common Warrants and 153,470 shares of our Common Stock underlying 2023 Placement Agent Warrants issued in connection with the 2023 Purchase Agreement on the Registration statement on Form S-3 (Reg No. 333-282515) declared effective by the SEC on October 16, 2024. The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Common Warrants and/or Preferred Warrants are exercised for cash, if at all, we will receive the exercise price of the Common Warrants and/or Preferred Warrants. Through the date of this prospectus, we have received gross proceeds of $1,607,000 and $2,346,000 from the exercise of 1,648 Preferred Warrants and 687,178 Common Warrants, respectively.

The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the Warrant Common Shares and Conversion Shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. For further information regarding the possible methods by which the Pre-Funded Warrant Shares, the Warrant Common Shares, the Placement Agent Warrant Shares, the Advisor Warrant Shares, and the Conversion Shares may be distributed, see “Plan of Distribution” beginning on page 21 of this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “OBLG.” On June 18, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $3.99 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, each of which describes specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2025.

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “our company,” “we,” “our,” “Oblong” and “us” refer to Oblong, Inc. and its subsidiaries, and all references to the “Selling Stockholders” refer to those selling stockholders identified in this prospectus. Also, any reference to “common share” or “Common Stock” refers to our Common Stock, $0.0001 par value per share (the “Common Stock”).

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders identified herein may sell or otherwise dispose of up to an aggregate of up to 4,178,249 shares of our Common Stock issuable to them upon exercise of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, and Advisor Warrants, and issuable to them upon the conversion of the Series F Preferred Stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” before deciding whether to invest in any of the Common Stock being offered hereby. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference should be made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein and therein are accurate only as of the date such information is presented or in any applicable prospectus supplement. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

ii

OBLONG, INC.

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.”

Overview

Oblong provides innovative video collaboration and network solutions, centered around our patented Mezzanine™ product line and managed services. Mezzanine™ enables dynamic, multi-user visual collaboration across screens, devices, and locations, enhancing virtual meetings, presentations, and productivity. Our offerings include the Mezzanine™ 200, 300, and 600 Series (two to six screens) with maintenance contracts, alongside subscription-based network and video collaboration services ensuring secure, high-quality connectivity and user-friendly experiences.

In recent years, the Company has faced declining revenues due to the COVID-19 pandemic’s impact on traditional office environments and reduced demand for Mezzanine™ and managed services. This prompted a strategic review to address market shifts, manage costs, and drive sustainable growth recognizing that revitalizing the business likely required additional capital for product development, marketing, and sales to meet evolving customer needs.

Strategy

On June 6, 2025, we entered into the 2025 Securities Purchase Agreement, dated as of June 5, 2025, with certain accredited investors, pursuant to which we issued and sold, in the 2025 Private Placement, Pre-Funded Warrants to acquire up to 1,989,392 shares of our Common Stock in exchange for gross proceeds of approximately $7.5 million. In conjunction with this financing, the Company will begin to migrate its’ product focus from Mezzanine and related services to the AI and digital assets market.

Oblong envisions a dynamic integration into the Bittensor ecosystem, embracing its decentralized AI network to build a thriving and sustainable future. By staking $TAO tokens within Bittensor’s framework, the Company seeks to create a robust foundation that could fuel long-term growth and engagement, focusing on internal initiatives and collaborative partnerships to amplify its impact in the decentralized AI landscape.

The Company aims to act as a central catalyst, uniting community engagement, user empowerment, and technical expertise within subnets. It seeks to foster collaboration through vibrant spaces for knowledge-sharing, equip users with intuitive tools to seamlessly explore the ecosystem, and contribute operational insights to enhance decentralized AI. By harmonizing these efforts, Oblong hopes to spark innovation, deepen connections across Bittensor’s network, and become a tangible contributor in shaping the future of decentralized intelligence, creating an inclusive environment where creativity and participation thrive.

2023 Private Placement of Preferred Shares and Warrants

On March 30, 2023, we entered into the 2023 Purchase Agreement with certain accredited investors, pursuant to which we issued and sold, in the 2023 Private Placement, an aggregate of (i) 6,550 Preferred Shares, (ii) Preferred Warrants to acquire up to 32,750 Warrant Preferred Shares and (iii) Common Warrants to acquire up to 1,918,371 shares of Common Stock, all in exchange for gross proceeds of approximately $6.4 million. The Common Warrants issued in connection with the 2023 Private Placement included 153,470 2023 Placement Agent Warrants issued to our placement agent in consideration for services provided thereto. The terms of the Preferred Shares are as set forth in the Certificate of Designations of Series F Preferred Stock of Oblong, Inc. (the “Certificate of Designations”), which was filed and became effective with the Secretary of State of the State of Delaware on March 31, 2023. The Preferred Warrants were immediately exercisable and expire three years from issuance and the Common Warrants became exercisable on October 1, 2023, six months and one day after issuance (the “Initial Exercisability Date”) and expire five years from the Initial Exercisability Date.

In connection with the 2023 Private Placement, we entered into the Registration Rights Agreement, as amended by those certain waivers and amendments dated as of April 14, 2023, May 18, 2023 and August 15, 2023, pursuant to which we were obligated, among other things, to file an initial registration statement (the “Initial Registration Statement”) with the SEC no later than the tenth Business Day after the Stockholder Approval Date (as defined in the Purchase Agreement), registering for the resale by the selling stockholders of the Preferred Shares, the Warrant Preferred Shares, the Warrant Common Shares and the Conversion Shares, provided that in the Initial Registration Statement with respect to the Preferred Shares, the Warrant Preferred Shares and the Conversion Shares, we were only required to register (i) an amount of Series F Preferred Stock equal to 100% of the sum of (w) the shares of Series F Preferred Stock outstanding and (x) the maximum number of shares of Series F Preferred Stock issuable upon exercise of the Preferred Warrants outstanding, and (ii) 300,000 Conversion Shares issuable upon conversion of the Preferred Shares outstanding, subject to certain assumptions set forth in the Registration Rights Agreement. On May 9, 2023, we filed the Initial Registration Statement with the SEC. The SEC declared the Initial Registration Statement effective on June 20, 2023. We will use our best efforts to maintain the Initial Registration Statement effective until the earlier of (x) the date on which the selling stockholders may sell their Conversion Shares or Warrant Common Shares without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (y) the date on which the selling stockholders no longer hold any Conversion Shares or Warrant Common Shares.

Unless waived, accelerated or delayed by certain holders of the securities issued in the 2023 Private Placement, the 2023 Purchase Agreement required the Company to file a second resale registration statement (the “Second Registration Statement”) covering the resale of, to the extent not covered by the Initial Registration Statement, (i) 100% of the sum of (x) the Preferred Shares outstanding as of such date and (y) the maximum number of the Series F Preferred Stock issuable upon exercise of the Preferred Warrants outstanding as of such date, (ii) 100% of the maximum number of Warrant Common Shares issuable upon exercise of the Common Warrants (without taking in to account any limitations on exercise set forth therein) and (iii) 100% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares, subject to certain assumptions set forth in the Registration Rights Agreement.

On April 14, 2023, the Required Holders (as defined in the Purchase Agreement) waived certain terms of the Transaction Documents, including the requirement to authorize, reserve and register shares of the Company’s Common Stock in an amount more than currently authorized and available, and extended the deadline for the Company’s filing of resale registration statements.

On May 18, 2023, the Required Holders (as defined in the Purchase Agreement) amended the Registration Rights Agreement to provide that the Company was required to register on the Initial Registration Statement (i) an amount of Series F Preferred Stock equal to 100% of the sum of (w) the shares of Series F Preferred Stock outstanding and (x) the maximum number of shares of Series F Preferred Stock issuable upon exercise of the Preferred Warrants outstanding, and (ii) 300,000 Conversion Shares issuable upon conversion of the Preferred Shares outstanding, subject to certain assumptions set forth in the Registration Rights Agreement.

Effective August 15, 2023, the Required Holders (as defined in the Purchase Agreement) extended the filing deadline of the Second Registration Statement to a time to be agreed upon between the Company and the Required Holders.

On December 29, 2023, we filed the Second Registration Statement covering the resale of (i) 95,772 shares of our Common Stock underlying Common Warrants, (ii) 225,000 shares of our Common Stock underlying the Preferred Shares, and (iii) 900,000 shares of our Common Stock underlying the Preferred Shares issuable upon exercise of Preferred Warrants. The SEC declared the Second Registration Statement effective on January 16, 2024.

On October 4, 2024, we filed a third Registration Statement covering the resale of 1,373,930 shares of our Common Stock issuable to upon exercise of the Common Warrants and upon the conversion of shares of Series F Preferred Stock and 153,470 shares of our Common Stock issuable upon the exercise of the 2023 Placement Agent Warrants. The SEC declared the Third Registration Statement effective on October 16, 2024.

2025 Private Placement of Pre-Funded Warrants

On June 6, 2025, we entered into the 2025 Securities Purchase Agreement, dated as of June 5, 2025, with certain accredited investors, pursuant to which we issued and sold, in the 2025 Private Placement, Pre-Funded Warrants to acquire up to 1,989,392 shares of our Common Stock in exchange for gross proceeds of approximately $7.5 million. In connection with the 2025 Private Placement, we also issued the 2025 Placement Agent Warrants to acquire up to 99,470 shares of our Common Stock, and Advisor Warrants to purchase up to 100,000 shares of our Common Stock. We are required pursuant to the terms of the 2025 Purchase Agreement to file a registration statement registering the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants within 15 days of the date of the 2025 Purchase Agreement.

Preferred Shares

The terms of the Preferred Shares are as set forth in the Certificate of Designations which was filed with and became effective with the Secretary of State for the State of Delaware on March 30, 2023, as amended or waived. The Certificate of Designations was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2023, and is incorporated herein by reference. On October 6, 2023, the Company and investors holding a majority of the outstanding Preferred Shares (the "Requisite Preferred Holders") agreed to waive any and all provisions, terms, covenants and obligations in the Certificate of Designations to the extent such provisions permit the conversion of the Preferred Shares to occur under the alternate conversion mechanism at a price below $11.168 (the “Waiver”). Pursuant to the Waiver, the Company and the Requisite Preferred Holders agreed that notwithstanding anything to the contrary in the Certificate of Designations, each of the “Alternate Conversion Price” and the “Floor Price” as set forth in the Certificate of Designations shall in no event be less than $11.168 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events). The Waiver was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 10, 2023, and is incorporated herein by reference.

The Preferred Shares are convertible into fully paid and non-assessable shares of the Company’s Common Stock at the election of the holder at any time. Following the 2025 Private Placement, in accordance with the terms of the Certificate of Designations, the Conversion Price was adjusted to $3.77 per share. The holders of the Preferred Shares may also elect to convert their Preferred Shares at an alternative conversion price equal to the lower of (i) 80% of the applicable Conversion Price as in effect on the date of the conversion, (ii) 80% of the closing price on the trading day immediately preceding the delivery of the conversion notice, and (iii) the greater of (a) the Floor Price (as defined in the Certificate of Designations) and (b) the quotient of (x) the sum of the five lowest Closing Bid Prices (as defined in the Certificate of Designations) for trading days in the 30 consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable Conversion Notice, divided by (y) five; provided that the conversion of the Preferred Shares under this alternative conversion mechanism shall under no circumstance occur at a price below $3.77.

The holders of the Preferred Shares are entitled to dividends of 9% per annum, which is payable in arrears quarterly. The initial stated value of the Preferred Shares is $1,000 (the “Stated Value”). Accrued dividends may be paid, at our option, in cash and if not paid, shall increase the Stated Value of the Preferred Shares. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the rate of 20% per annum (the “Default Rate”). Additionally, the Default Rate will be triggered in the event that the Company is prohibited from issuing shares of Common Stock to a buyer upon any conversion due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock until such time as the Company cures the authorized share failure. The Preferred Shares have no voting rights, other than with respect to certain matters affecting the rights of the Preferred Shares. On matters with respect to which the holders of the Preferred Shares have a right to vote, holders of the Preferred Shares will have voting rights on an as-converted basis to Common Stock.

Our ability to settle conversions is subject to certain limitations set forth in the Certificate of Designations and our ability to settle exercise of the Warrants is subject to certain limitations. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Shares.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, (i) the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to the Registration Rights Agreement, (ii) the failure to pay any amounts due to the holders of the Preferred Shares when due, and (iii) if Peter Holst ceases to be the chief executive officer of the Company other than because of his death and a qualified replacement, reasonably acceptable to a majority of the holders of the Preferred Shares, is not appointed within thirty (30) business days. In connection with a Triggering Event, the Default Rate is triggered.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), maintenance of properties and restriction on the transfer of assets, among other matters.

Warrants

Preferred Warrants

The Preferred Warrants are immediately exercisable for shares of our Series F Preferred Stock at an exercise price of $975. The exercise price is subject to customary adjustments for stock dividends, stock combinations, stock splits, recapitalizations and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions). The Preferred Warrants expire three years from the date of issuance and are exercisable for cash. Under the terms of the Preferred Warrant, the Company is restricted from entering into a merger, business combination, sale of all or substantially all of its assets or similar transaction (“Fundamental Transaction”) unless the successor entity is a publicly traded company and assumes all of the Company’s obligations under the Transaction Documents (as defined in the Purchase Agreement). In the event of a Fundamental Transaction, the Company or its successor entity, at their sole option, may purchase the Preferred Warrants by paying to the warrant holders an amount of cash (subject to certain exceptions) equal to the Black Scholes Value (as defined in the Preferred Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of the Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, the holder shall only be entitled to receive from the Company or any successor entity the same type of consideration which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Warrant been completely exercised (and the underlying Warrant Preferred Shares completely converted) immediately prior to the applicable Fundamental Transaction, at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction. Notwithstanding the foregoing, any payment of cash in accordance with the foregoing shall not be permitted to be made from the Company’s cash balance upon the date of the consummation of the Fundamental Transaction and may only be paid by the successor entity or from the proceeds of a capital raise that would be accounted for as permanent equity on either the Company’s or successor entity’s balance sheet.

Common Warrants

The Common Warrants, prior to the Reverse Stock Split, were exercisable for shares of Common Stock at an exercise price of $1.71 per share, beginning on or after the sixth month and one day anniversary after the issuance date and expiring five and a half years after the date of issuance. The exercise price is subject to customary adjustments for stock dividends, stock combinations (including the Reverse Stock Split), stock splits, recapitalizations and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions).  Following the Reverse Stock Split, in accordance with the terms of the Common Warrants, the exercise price of the Common Warrants was adjusted to $3.41438 per share. The Common Warrants are exercisable for cash, provided that if there is no effective registration statement available permitting the resale of the Warrant Common Shares, the Common Warrants may be exercised on a cashless basis. Under the terms of the Common Warrant, the Company is restricted from entering into a Fundamental Transaction unless the successor entity is a publicly traded company and assumes all of the Company’s obligations under the Transaction Documents. In the event of a Fundamental Transaction, the Company or its successor entity, at their sole option, may purchase the Common Warrants by paying to the warrant holders an amount of cash (subject to certain exceptions) equal to the Black Scholes Value (as defined in the Common Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of the Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, the holder shall only be entitled to receive from the Company or any successor entity the same type of consideration which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Common Warrant been completely exercised immediately prior to the applicable Fundamental Transaction, at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction. Notwithstanding the foregoing, any payment of cash in accordance with the foregoing shall not be permitted to be made from the Company’s cash balance upon the date of the consummation of the Fundamental Transaction and may only be paid by the successor entity or from the proceeds of a capital raise that would be accounted for as permanent equity on either the Company’s or successor entity’s balance sheet.

Pre-Funded Warrants

The material terms and provisions of the Pre-Funded Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed with the SEC as an exhibit to our Current Report on Form 8-K on June 6, 2025.

Exercise Price. The exercise price upon exercise of each Pre-Funded Warrant is $0.0001 per share of Common Stock, with an aggregate exercise price of $3.77 per share of Common Stock, of which $3.7699 per share of Common Stock was paid by the holders at the closing. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of stock dividends, subdivisions, stock splits, stock combinations, cash distributions, reclassifications, exchanges, combinations or substitutions affecting our Common Stock.

Payment of Exercise Price. The Pre-Funded Warrant holders have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Pre-Funded Warrants (i) by payment of the aggregate exercise price to us or (ii) by cashless exercise.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holders of Pre-Funded Warrants may elect instead to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Pre-Funded Warrants, the Pre-Funded Warrants may be transferred.

Fundamental Transactions. Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock), a holder of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the same kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrants or by virtue of a holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Waivers and Amendments. No term of the Pre-Funded Warrants may be amended or waived without the written consent of the holder of such Pre-Funded Warrants.

Placement Agent Warrants

The material terms and provisions of the Placement Agent Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of placement agent warrant, which was filed with the SEC as an exhibit to our Current Report on Form 8-K on June 6, 2025.

The terms of the Placement Agent Warrants are substantially the same as those of the Pre-Funded Warrants, except that the Placement Agent Warrants will expire on June 10, 2030, are initially exercisable at a price of $4.7125 per share of Common Stock, may only be exercised a cashless basis if there is no effective registration statement registering the underlying shares, and in the event of a Fundamental Transaction as defined in the Placement Agent Warrants, warrant holders may require the company to purchase the remaining unexercised portion of a Placement Agent Warrant for an amount equal to the Black-Scholes Value of that portion, as of the date of the Fundamental Transaction, unless the Fundamental Transaction is not within the Company’s control, as described in the Placement Agent Warrants. There is no established public trading market for the Placement Agent Warrants and we do not intend to list the Placement Agent Warrants on any national securities exchange or nationally recognized trading system.

Advisor Warrants

The material terms and provisions of the Advisor Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of Advisor Warrant, filed herewith and incorporated by reference herein.

The terms of the Advisor Warrants are substantially the same as those of the Placement Agent Warrants, except that the Advisor Warrants will expire on June 5,2028, are initially exercisable in part beginning on July 7, 2025 at a price of $3.77 per share of Common Stock, and will vest in equal installments at a rate of 1/12th (8.33%) per month, beginning on the thirty day anniversary of the issue date, for twelve months.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), in our Quarterly Report on Form 10-Q for the period ended March 31, 2025 (the “Quarterly Report”), and in Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 6, 2025, incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

Corporate Information

Oblong was formed as a Delaware corporation in May 2000. Our principal executive offices are located at 110 16th Street, Suite 1400 #1024, Denver, Colorado 80202 and our telephone number is (213) 683-8863 ext. 5. Our web site address is www.oblong.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

Shares of Common Stock that May be Offered by the Selling Stockholders

Up to an aggregate of 4,178,249 shares of Common Stock, issuable to selling stockholders upon exercise of the Pre-Funded Warrants, Common Warrants, Placement Agent Warrants, and Advisor Warrants, and upon the conversion of the Series F Preferred Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the Pre-Funded Warrant Shares, the Conversion Shares, or Warrant Shares by the selling stockholders. However, if all of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, and Advisor Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $7.2 million, assuming the current exercise price of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, or the Advisor Warrants is not further adjusted pursuant to their terms. Additionally, if all of the Preferred Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $30.3 million. We currently intend to use any such proceeds, if any, for general corporate purposes.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Nasdaq Capital Market Symbol	“OBLG”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” included in this prospectus and beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, beginning on page 21 of our Quarterly Report on Form 10-Q for the period ended March 31, 2025, and included in Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 6, 2025 incorporated by reference herein, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholders for offer and sale, we are referring to the Warrant Shares and the Conversion Shares, as described under “The Offering” and “Selling Stockholders.” When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below, as well as the other information contained or incorporated by reference in this prospectus, including information in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the securities offered by the selling stockholders hereby.

The issuance of the securities in the 2023 Private Placement and the 2025 Private Placement significantly diluted the ownership interest of the existing holders of our Common Stock, and the market price of our Common Stock will likely decline significantly as a result of sales of such securities into the public market by the selling stockholders and subsequent investors or the perception that such sales may occur.

Our existing holders of Common Stock have been significantly diluted by the issuance of the securities in the 2023 Private Placement, and would be subject to additional dilution as a result of the conversion of those securities and the securities issued in the 2025 Private Placement into shares of Common Stock. Our public float was significantly increased and the market price of our Common Stock could decline significantly as a result of subsequent sales of the shares of Common Stock issued, or underlying the securities issued in the 2023 Private Placement and the 2025 Private Placement, which could occur at any time, or the perception that such sales may occur. As of the filing of this prospectus, we had 1,594,764 shares of Common Stock issued and outstanding and 355 Preferred Shares outstanding.

In addition, the exercise price or conversion price of these securities may be at prices below the current and/or then trading prices of shares of our Common Stock or at prices below the price at which our existing shareholders purchased our Common Stock. The selling stockholders may potentially make a significant profit with the resale of the securities depending on the trading price of our securities at the time of a sale and the purchase price of such securities by them. While the selling stockholders may experience a positive rate of return based on the trading price of our securities, the existing holders of our Common Stock may not experience a similar rate of return on the shares of Common Stock they purchased due to differences in the applicable purchase price and trading price.

Future issuances of equity or debt securities by us may adversely affect the market price of our Common Stock.

Our authorized share capital consists of 150 million shares of Common Stock. As of the filing of this prospectus, we had an aggregate of approximately 148.4 million shares of Common Stock authorized but unissued, and approximately 20.7 million shares of Common Stock authorized but unissued after giving effect to the exercise or conversion, as applicable, of the securities issued in the 2023 Private Placement and the 2025 Private Placement and outstanding awards, assuming all of the shares of Series F Preferred Stock are converted into 94,165 shares of Common Stock at the conversion price of $3.77, all of the Preferred Warrants are exercised in full and the underlying shares of Series F Preferred Stock are converted into 8,249,866 shares of Common Stock at the conversion price of $3.77, all of the 8,249,866 Common Warrants issued upon the exercise of the Preferred Warrants are then exercised at an exercise price of $3.77 in exchange for 8,249,866 shares of Common Stock, all of the Common Warrants and Placement Agent Warrants issued in the 2023 Private Placement are exercised at an exercise price of $3.41438 for 1,867,339 shares of Common Stock, all the Pre-Funded Warrants issued in 2025 Private Placement are exercised at an exercise price of $3.77 for 1,989,392 shares of Common Stock, all of the Placement Agent Warrants are exercised at an exercise price of $4.7125 for 99,470 share of Common Stock, and Advisor Warrants are exercised at an exercise price of $3.77 for 100,000 shares of Common Stock. Additionally, depending on the trading prices of our Common Stock, we may need to issue more or fewer shares of Common Stock in connection with the exercise of the Preferred Warrants. If we do not have the shares of Common Stock available to issue in connection with such exercises, we will be required to provide the exercising holder a buy-in of cash.

In the future, we may attempt to obtain financing or to increase further our capital resources, or refinance existing obligations, by issuing additional shares of our Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. There can be no guarantee that these offers to exchange will be successful. In addition, we also expect to issue additional shares in connection with exercise of our stock options under our incentive plans.

Issuing additional shares of our Common Stock or other equity securities or securities convertible into equity for financing or in connection with our incentive plans, acquisitions or otherwise may dilute the economic and voting rights of our existing shareholders or reduce the market price of our Common Stock or both. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their stockholdings in us. Additionally, we may be required to secure stockholder approval to authorize additional shares of Common Stock if we desire to issue additional shares of Common Stock or other equity securities or securities convertible into equity.

The market price of our Common Stock could decline due to the large number of outstanding shares of our Common Stock that may become available for future sale.

Sales of substantial amounts of our Common Stock in the public market in future offerings, including sales relating to the Warrant Shares and Conversion Shares, or the perception that these sales could occur, could cause the market price of our Common Stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our Common Stock by our officers or directors in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline.

We may issue shares of our Common Stock or other securities from time to time as consideration for, or to finance, future acquisitions, investments, debt-for-equity exchanges or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our Common Stock. If any such acquisition or investment is significant, the number of shares of Common Stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our shareholders. We may also grant registration rights covering shares of our Common Stock or other securities that we may issue in connection with any such acquisitions and investments.

We may not be able to comply with all applicable listing requirements or standards of The Nasdaq Capital Market and Nasdaq could delist our Common Stock.

Our Common Stock is listed on The Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards.

In the event that we are unable to maintain compliance with Rule 5550(a)(2) and cannot re-establish compliance within the required timeframe, our Common Stock could be delisted from The Nasdaq Capital Market, which could have a material adverse effect on our financial condition, and which would cause the value of our Common Stock to decline. If our Common Stock is not eligible for listing or quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it would become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely be a reduction in our coverage by security analysts and the news media, which could cause the price of our Common Stock to decline further. In addition, it may be difficult for us to raise additional capital if we are not listed on a national securities exchange.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with Listing Rule 5810(c)(3)(A), Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. Accordingly, Nasdaq may determine that it is not in the public interest to maintain our listing, even if we regain compliance with Listing Rule 5810(c)(3)(A) as a result of any reverse stock split. In addition, under Nasdaq Listing Rule 5810(c)(3)(A)(iv), if a company’s securities again fail to meet the Bid Price Rule and the company has effected a reverse stock split within the prior one-year period, or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, the company will not be eligible for an automatic 180-day grace compliance period. Instead, the Nasdaq Listing Qualifications Department will immediately issue a delisting determination, unless the company timely appeals the decision to a Hearings Panel. Because we effected a 1-for-40 reverse stock split on August 23, 2024, if we were to fall out of compliance with the Bid Price Rule prior to August 23, 2025, we would not be eligible for an automatic compliance period and would immediately be issued a delisting determination, subject to our right of timely appeal.

Holders of our Series F Preferred Stock will have no rights with respect to our Common Stock until the Series F Preferred Stock is converted, but may be adversely affected by certain changes made with respect to our Common Stock.

Holders of our Series F Preferred Stock will have no rights with respect to our Common Stock, including voting rights, rights to respond to Common Stock tender offers, if any, and rights to receive dividends or other distributions on shares of our Common Stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Series F Preferred Stock, but holders' investment in the Series F Preferred Stock may be negatively affected by these events. Upon conversion, holders will be entitled to exercise the rights of a holder of shares of our Common Stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, Series F holders will not be entitled to vote on the amendment (unless it would adversely affect the special rights, preferences, privileges and voting powers of the Series F Preferred Stock), although they will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock, even if your Series F Preferred Stock has been converted into shares of our Common Stock prior to the effective date of such change.

Holders of our Series F Preferred Stock may have to pay taxes if we adjust the conversion ratio of the Series F Preferred Stock in certain circumstances, even though holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion ratio of the Series F Preferred Stock, holders may be deemed to have received a dividend distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion ratio. If a holder is a non-U.S. holder of the Series F Preferred Stock, any deemed dividend distribution may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor regarding the U.S. federal income tax consequences of an adjustment to the conversion ratio of the Series F Preferred Stock.

We may use the net proceeds from this offering to purchase digital assets, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from this offering to purchase digital assets. Digital assets generally are highly volatile assets. In addition, digital assets do not pay interest or other returns and so the ability to generate a return on investment from the net proceeds from this offering will depend on whether there is appreciation in the value of digital assets following our purchases of digital assets with the net proceeds from this offering. Future fluctuations in digital asset trading prices may result in our converting digital assets purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering.

If any of the digital assets that we hold are classified as a security, we may be subject to extensive regulation, which could result in significant costs or force us to cease certain operations.

Regulatory changes or interpretations that classify digital assets that we hold as a security under the Securities Act of 1933, as amended (the “Securities Act”) or Investment Company Act of 1940, as amended (the “Investment Company Act”), could require us to register and comply with additional regulations. Compliance with these requirements could impose extraordinary, non-recurring expenses on our business. If the costs and regulatory burdens become too great, we may be forced to modify or cease certain operations, which could be detrimental to our investors.

The SEC has previously indicated that certain digital assets may be considered securities depending on their structure and use. Future developments could change the legal status of digital assets that we may hold, requiring us to comply with securities laws. If we fail to do so, we may be forced to discontinue some or all of our business activities, negatively impacting investments in our securities.

If the SEC or other regulators determine that digital assets that we may hold qualify as securities, we may be required to register as an investment company under the Investment Company Act. This classification would subject us to additional periodic reporting, disclosure requirements, and regulatory compliance obligations, significantly increasing our operational costs.

Although we do not currently engage in investing, reinvesting, or trading securities, and we do not hold ourselves out as an investment company, we could inadvertently be deemed one under the Investment Company Act. If we are unable to rely on an exclusion, we would be required to register with the SEC, which could impose additional financial and regulatory burdens.

Furthermore, state regulators may conclude that the digital assets we hold are securities under state laws, requiring us to comply with state-specific securities regulations. States like California have stricter definitions of “investment contracts” than the SEC, increasing the risk of additional regulatory scrutiny.

Changes in regulatory interpretations could require us to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

If regulatory changes or interpretations require us to register as a money services business with FinCEN under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we decide to cease certain operations in response to new regulatory obligations, such actions could occur at a time that is unfavorable to investors.

Multiple states have implemented or proposed regulatory frameworks for digital asset businesses. Compliance with such state-specific regulations may increase costs or impact our business operations. Furthermore, if we or our service providers are unable to comply with evolving federal or state regulations, we may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

The classification of digital assets that we may hold as a commodity could subject us to additional CFTC regulation, resulting in significant compliance costs or the cessation of certain operations.

If our activities require CFTC registration, we may be required to comply with extensive regulatory obligations, which could result in significant costs and operational disruptions. Additionally, current and future legislative or regulatory developments, including new CFTC interpretations, could further impact how digital assets are classified and traded.

If digital assets that we may hold are further regulated as a commodity, we may be required to register as a commodity pool operator and register the Company as a commodity pool with the CFTC through the National Futures Association. Compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in our securities. If we determine not to comply with such regulations, we may be forced to cease certain operations, which could negatively impact our investors.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of our changes to our digital asset strategy, our use of leverage, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers.

Due to the unregulated nature and lack of transparency surrounding the operations of many digital asset trading venues, digital asset trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in digital asset trading venues and adversely affect the value of digital assets.

Digital asset trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many digital asset trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in digital asset trading venues, including prominent exchanges that handle a significant volume of such trading and/or are subject to regulatory oversight, in the event one or more digital asset trading venues cease or pause for a prolonged period the trading of digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of digital asset trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the digital asset ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in digital assets and the broader digital asset ecosystem and greater volatility in the price of digital assets. The price of our listed securities may be affected by the value of our future digital asset holdings, and the failure of a major participant in the ecosystem could have a material adverse effect on the market price of our listed securities.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our proposed holdings of digital assets.

Our historical financial statements do not fully reflect the potential variability in earnings that we may experience in the future from holding or selling digital assets. The price of digital assets generally has historically been subject to dramatic price fluctuations and is highly volatile. We will need to perform an analysis each quarter to identify whether events or changes in circumstances indicate that our digital assets are impaired. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Digital asset holdings are less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the digital asset market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our digital assets at favorable prices or at all. As a result, digital asset holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, digital assets we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered digital assets or otherwise generate funds using our digital asset holdings, including in particular during times of market instability or when the price of digital assets has declined significantly. If we are unable to sell our digital assets, enter into additional capital raising transactions, including capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our digital assets at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Digital asset lending arrangements may expose us to risks of borrower default, operational failures and cybersecurity threats.

From time to time, we may generate income through lending of digital assets, which carries significant risks. The volatility of such digital assets increases the likelihood that borrowers may default due to market downturns, liquidity crises, fraud or other financial distress. These lending transactions may be unsecured, and so may be subordinated to secured debt of the borrower. If a borrower becomes insolvent, we may be unable to recover the loaned digital asset, leading to substantial financial losses.

Additionally, digital asset lending platforms are vulnerable to operational and cybersecurity risks. Technical failures, software bugs or system outages could disrupt lending activities, delay transactions or result in inaccurate record-keeping. Cybersecurity threats, including hacking, phishing and other malicious attacks, pose further risks, potentially leading to the loss, theft or misappropriation of our loaned bitcoin. A successful cyberattack or security breach could materially and adversely impact our financial position, reputation and ability to conduct future lending activities.

Intellectual property disputes related to digital asset technology could threaten our ability to operate.

The legal landscape for digital assets remains uncertain, and third parties may assert intellectual property claims related to blockchain technology, digital asset transactions or source code. Any litigation, regardless of its merit, could create uncertainty about the long-term viability of digital asset networks and reduce investor confidence in our business. If a court upholds an intellectual property claim, we and other market participants could be restricted from accessing certain digital asset networks or conducting transactions, which could materially impact our business, results of operations and financial condition.

The open-source structure of digital asset networks exposes us to risks related to software development, security vulnerabilities and potential disruptions.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and our business.

The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft or destruction.

Digital assets that we acquire will not be not insured against theft, loss or destruction. If an event occurs where we lose our digital assets, whether due to cyberattacks, fraud or other malicious activities, we may not have any viable legal recourse or ability to recover the lost assets. Unlike funds held in insured banking institutions, our digital assets are not protected by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If our digital assets are lost under circumstances that render another party liable, there is no guarantee that the responsible party will have the financial resources to compensate us. As a result, we and our stockholders could face significant financial losses.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our digital assets, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our digital assets and our financial condition and results of operations could be materially adversely affected.

The digital assets we may purchase may be held in accounts at institutional-grade digital asset custodians. Blockchain-based cryptocurrencies and the entities that provide services to the participants in the cryptocurrency ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•a partial or total loss of digital assets that we may purchase in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who may hold our digital assets;

•harm to our reputation and brand;

•improper disclosure of data and violations of applicable data privacy and other laws; or

•significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader blockchain ecosystem or in the use of digital asset networks to conduct financial transactions, which could negatively impact us.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

It is possible that, through computer or human error, or through theft or criminal action, digital assets could be transferred in incorrect amounts or to unauthorized third parties. To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

If we fail to implement our new digital asset-related strategy or if our digital asset-related strategy is ineffective, our financial performance could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon the effectiveness of our new business strategy related to the Bittensor ecosystem and digital asset holdings, and our ability to implement this strategy successfully. Implementation of our strategy will require effective management of our operational, financial, and human resources and will place significant demands on those resources. There are risks involved in pursuing our strategy. In addition to the risks set forth elsewhere in this Registration Statement on Form S-3, effectiveness of and the successful implementation of our business strategy could also be affected by a number of factors beyond our control, such as legal developments, government regulation, general economic conditions, increased operating costs or expenses, and changes in industry trends. We may decide to alter or discontinue certain aspects of our business strategy at any time. If we are not able to implement our business strategy successfully, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business strategy successfully, our operating results may not improve and could decline substantially.

We may be unable to attract and retain qualified and skilled employees or consultants.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We must be able to attract, develop, motivate, and retain highly qualified and skilled employees or consultants. Due to the nascent nature of the digital assets ecosystem, the pool of qualified talent is extremely limited, particularly with respect to executive talent with engineering, risk management, and financial regulatory expertise. We may face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel or consultants, we could incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. A failure to attract, retain, and motivate additional highly skilled employees or consultants required for the planned expansion of our business—could adversely impact our operations and impair our ability to grow.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are considered forward-looking statements within the meaning of Section 27A of the Securities Act, and its rules and regulations, and Section 21E of the Securities Exchange Act of 1934, as amended, and its rules and regulations (the “Exchange Act”). These forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of Oblong. All statements other than statements of current or historical fact contained or incorporated by reference in this prospectus, including statements regarding Oblong’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” and similar expressions, as they relate to Oblong, are intended to identify forward-looking statements. These statements are based on Oblong’s current plans, and Oblong’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Any or all of the forward-looking statements in or incorporated by reference into this prospectus may turn out to be inaccurate. Oblong has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions. There are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors that are discussed under the section entitled “Part I. Item 1A. Risk Factors” and in our consolidated financial statements and the footnotes thereto for the fiscal year ended December 31, 2024, each included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 18, 2025 in our Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 13, 2025, and included in Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 6,2025. Oblong undertakes no obligation to publicly revise these forward-looking statements to reflect events occurring after the date hereof. All subsequent written and oral forward-looking statements attributable to Oblong or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus. Forward-looking statements in this prospectus include, among other things, statements relating to: the Company's plans to develop innovative software solutions to enhance the Bittensor ecosystem, future revenues, expenses, capital expenditures and cash flows; our liquidity projection; our ability to develop and launch new product offerings; evolution of our customer solutions and our service platforms; our ability to fund operations and continue as a going concern; expectations regarding adjustments to our cost of revenue and other operating expenses; our ability to finance investments in product development and sales and marketing; the future exercise of warrants; our ability to raise capital through sales of additional equity or debt securities and/or loans from financial institutions; our beliefs about the ongoing performance and success of our Managed Service business; statements relating to market need and evolution of the industry, our solutions and our service platforms; adequacy of our internal controls. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	our ability to raise capital in one or more debt and/or equity offerings in order to fund operations or any growth initiatives, and our ability to continue as a going concern;

●

the impact of the issuance of our Series F Preferred Stock in the 2023 Private Placement and the Pre-Funded Warrants in the 2025 Private Placement, conversions of our Series F Preferred Stock, exercises of the Series F Preferred Stock warrants, Common Stock warrants, and Pre-Funded Warrants, and sales of the underlying shares of Common Stock.

●

if we were deemed to be an investment company under the Investment Company Act of 1940, as amended, or we were to be required to register as a money service business or money transmitter, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition, and results of operations;

●	we could become subject to additional regulation by the Commodity Futures Trading Commission;

●	our reliance on digital asset trading venues, which may experience fraud, security failures, or regulatory or operational problems;

●	variability in earnings that we may experience in the future relating to our proposed holdings of digital assets;

●	the lack of liquidity in digital assets;

●	digital asset lending arrangements may expose us to risks of borrower default, operational failures, and cybersecurity threats;

●	potential intellectual property disputes related to digital asset technology;

●	risks related to software development, security vulnerabilities, and potential disruptions resulting from the open-source structure of digital asset networks;

●	the lack of legal recourse and insurance for digital assets;

●	security breaches or cyberattacks and unauthorized parties obtaining access to our digital assets, or the loss or destruction of our private keys;

●	the irreversibility of digital asset transactions;

●	customer acceptance and demand for our video collaboration services and network applications;

●	our ability to launch new products and offerings and to sell our solutions;

●	our ability to compete effectively in the video collaboration services and network services businesses;

●	the ongoing performance and success of our Managed Services business;

●	our ability to maintain and protect our proprietary rights;

●	our ability to withstand industry consolidation;

●	our ability to adapt to changes in industry structure and market conditions;

●	actions by our competitors, including price reductions for their competitive services;

●	the quality and reliability of our products and services;

●	the prices for our products and services and changes to our pricing model;

●	the success of our sales and marketing approach and efforts, and our ability to grow revenue;

●	penny stock regulations may impose certain restrictions on the marketability of our securities;

●	the continued impact of new work-place norms established in response to the coronavirus pandemic, and their prolonged effects, on our revenue and results of operations;

●	risks related to the concentration of our customers and the degree to which our sales, now or in the future, depend on certain large client relationships;

●	increases in material, labor or other manufacturing-related costs;

●	changes in our go-to-market cost structure;

●	inventory management and our reliance on our supply chain;

●	our ability to attract and retain highly skilled personnel;

●	our reliance on open-source software and technology;

●	potential federal and state regulatory actions;

●	our ability to innovate technologically, and, in particular, our ability to develop next generation Oblong technology;

●	changes in our capital structure and/or stockholder mix;

●	the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and

●	our management’s ability to execute its plans, strategies and objectives for future operations.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of the shares in this offering. However, in the event the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, and Advisor Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $7.2 million, assuming the current exercise prices of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, and Advisor Warrants are not further adjusted pursuant to their terms. If any of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, or Advisor Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise. Additionally, if all of the Preferred Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $30.3 million. We currently intend to use any such proceeds for general corporate purposes.

The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the Common Warrants, upon exercise of the Pre-Funded Warrants, upon the exercise of the Placement Agent Warrants, upon exercise of the Advisor Warrants, and for the Conversion Shares, as applicable. We are registering the resale of the shares of Common Stock issuable for the Conversion Shares, the exercise of the Common Warrants, the exercise of the Pre-Funded Warrants, the exercise of the Placement Agent Warrants, and the exercise of the Advisor Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our securities issued pursuant to the Purchase Agreement, placement fees and those warrants originally issued to our placement agent in connection with the 2023 Private Placement and the 2025 Private Placement and an advisor as consideration for certain treasury advisory services, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock, Preferred Shares, Preferred Warrants, Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, and/or Advisor Warrants, as applicable., as of the date of this registration statement, except as expressly noted in the footnotes below, assuming conversion of the Series F Preferred Stock and the exercise of the Common Warrants, Pre-Funded Warrants, Placement Agent Warrants, and Advisor Warrants, and assuming exercise of the Preferred Warrants held by each such selling stockholder, if any, as of that date. The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on the conversion of the Series F Preferred Stock set forth in the Certificate of Designations, any limitations on exercise of the Common Warrants set forth in the Common Warrants or any limitations on exercise of the Pre-Funded Warrants set forth in the Pre-Funded Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Preferred Shares, a selling stockholder may not convert the Preferred Shares to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company. Additionally, under the terms of the Common Warrants and Placement Agent Warrants, a selling stockholder may not exercise their Common Warrants or Placement Agent Warrants for shares of our Common Stock to the extent such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company as a result of such exercise. Under the terms of the Pre-Funded Warrants, a selling stockholder may not exercise their Pre-Funded Warrants for shares of our Common Stock to the extent such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% or 9.99% (as elected by such selling stockholder) of the outstanding shares of the Company as a result of such exercise. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1) (2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of Shares of Common Stock of Owned After Offering (3)	Beneficial Ownership of Common Stock After Offering (4)

Iroquois Master Fund Ltd. (5)	1,242,652	390,865	851,787	8.60%
Iroquois Capital Investment Group LLC (6)	2,435,182	762,314	1,672,868	16.90%
Five Narrow Lane LP (7)	885,485	277,569	607,916	6.17%
Anson Investments Master Fund LP (8)	968,721	317,720	651,001	6.57%
The Hewlett Fund, LP (9) (28)	1,773,991	572,687	1,201,304	12.14%
Brio Capital Master Fund, Ltd. (10)	1,480,539	498,349	982,190	10.11%
Kingsbrook Opportunities Master Fund LP (11)	394,326	142,997	251,329	2.54%
Boothbay Absolute Return Strategies, LP (12)	522,185	189,400	332,785	3.36%
Boothbay Diversified Alpha Master Fund LP (13)	265,934	96,467	169,467	1.71%
3i, LP (14)	628,394	338,035	290,359	2.93%
Richard Molinsky	272,243	128,110	144,133	1.46%
Gregory Castaldo (15)	340,611	96,182	244,429	2.47%
Andrew Arno	161,915	31,714	130,201	1.31%
James Satloff (16)	170,689	31,714	138,975	1.40%
Satloff Family Trust dtd 3/25/93 (17) (18)	171,414	31,714	139,700	1.41%
Trust f/b/o Theodore Jean Satloff Trust dtd 10/4/96 (17) (19)	171,415	31,714	139,701	1.41%
Trust f/b/o Dustin Nathaniel Satloff Trust dtd 6/1/93 (17) (20)	171,415	31,714	139,701	1.41%
R Investments LLC (21)	51,748	9,514	42,234	0.43%
Joseph Reda	141,001	79,576	61,425	0.62%
Jonathan Schechter	61,351	-	61,351	0.62%
Dawson James Securities (22)	50,588	19,894	30,694	0.31%
Brandon Sofer	100,000	100,000	-	-%

(1)

This table and the information in the notes below are based upon information supplied by the selling stockholders and upon 355 shares of Series F Preferred Stock and 1,594,764 shares of Common Stock issued and outstanding as of June 18, 2025. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column do not reflect the application of the beneficial ownership limitations contained in the Certificate of Designations, the Pre-Funded Warrants, and the Common Warrants. Accordingly, the number of shares deemed beneficially owned by the selling stockholders under Regulation 13D-G of the Securities Exchange Act of 1934 is lower than what is reflected above in the selling stockholder table.

(2)	Assumes the maximum number of shares to be sold in this offering are sold but does not reflect the application of the 4.99% ownership limitation to which such investors are subject. Unless otherwise specifically noted, share counts in this column exclusively consist of shares of Common Stock issuable upon the conversion of Series F Preferred Stock at the conversion price of $3.77, upon the exercise of Common Warrants at an exercise price of $3.41438, upon exercise of the Pre-Funded Warrants at $0.0001 per share, upon exercise of the Placement Agent Warrants at an exercise price of $4.7125, and upon exercise of the Advisor Warrants at $3.77 per share.

(3)

Assumes the maximum number of shares to be sold in this offering are sold but does not reflect the application of the 4.99% or 9.99%, as applicable, ownership limitation to which such investors are subject.

(4)

Assumes the maximum number of shares to be sold in this offering are sold. “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of June 18, 2025 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

Under the terms of the Certificate of Designation of the Series F Preferred Stock, a holder will not be entitled to convert any shares of Series F Preferred Stock, if, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates and other attribution parties) would exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion. Additionally, under the terms of the Common Warrants, a holder will not be entitled to exercise any Common Warrants if, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates and other attribution parties) would exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. Accordingly, notwithstanding the number of shares of Common Stock listed above as being beneficially owned by each of the holders, each of the holders disclaim beneficial ownership of the shares of Common Stock issuable upon conversion of all of shares of Series F Preferred Stock and the exercise of all of the Common Warrants to the extent the number of shares of Common Stock beneficially owned by each of the such investor and any other person or entities with which their respective beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 4.99% of the total number of shares of Common Stock outstanding.

(5)

Includes 8,967 shares of Common Stock held directly by the investor. Iroquois Capital Management LLC is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(6)

Includes 4,545 shares of Common Stock held directly by the investor. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Investment Group LLC.

(7)	Includes 3,442 shares of Common Stock held directly by the investor. Mssrs. Arie Rabinowitz and Joe Hammer have voting and investment control over the securities held by Five Narrow Lane LP.

(8)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the shares held by Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(9)	Includes 628 shares of Common Stock held directly by the investor. Mr. Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP.

(10)

Includes 18,900 shares of Common Stock held directly by the investor. Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Brio Capital Master Fund Ltd. and may be deemed to be a beneficial owner of these shares.

(11)

Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(12)

Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(13)

Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMS”), is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMS, has the power to vote and the power to direct the disposition of all securities held by BBDAMS. Ari Glass is the Managing Member of Boothbay. Each of BBDAMS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(14)	3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(15)	Includes 7,609 shares of Common Stock held directly by the investor.

(16)	Includes 8,774 shares of Common Stock held directly by the investor.

(17)	The controlling person of the selling securityholder is James Satloff, who may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by the selling securityholder.

(18)	Includes 9,499 shares of Common Stock held directly by the investor.

(19)	Includes 9,500 shares of Common Stock held directly by the investor.

(20)	Includes 9,500 shares of Common Stock held directly by the investor.

(21)	Includes 3,173 shares of Common Stock held directly by the investor. Scott A. Sampson, as Managing Member of R Investments LLC, has the power to vote and dispose of the shares held by R Investments LLC and may be deemed to be a beneficial owner of these shares.

(22)	Robert Keiser is the CEO of Dawson James Securities and in such capacity has the right to vote and dispose of the securities held by Dawson James Securities.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock, including those outstanding and issuable upon exercise of the Common Warrants, the Pre-Funded Warrants, the Placement Agent Warrants, and the Advisor Warrants, and the shares of Common Stock issuable upon conversion of the Preferred Shares and the Warrant Preferred Shares (in the event the Preferred Warrants are exercised) to permit the resale of these shares of Common Stock by the holders of the Series F Preferred Stock, Pre-Funded Warrants, Common Warrants, Placement Agent Warrants, and Advisor Warrants, from time to time after the date of this prospectus. We will receive proceeds from the exercise of any Pre-Funded Warrants, Common Warrants, Preferred Warrants, Placement Agent Warrants, and/or Advisor Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock registered under this registration statement held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. If the Company elects to waive, in whole or in part, the restrictions on short sales by one or more selling stockholders in the Purchase Agreement, the selling stockholders would be permitted to also sell shares of Common Stock short and deliver shares of Common Stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Pre-Funded Warrants, the Common Warrants, the Placement Agent Warrants, the Advisor Warrants, or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement and the 2025 Purchase Agreement, estimated to be $2,373 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws and the reimbursement of up to $10,000 of fees of legal counsel to one of the selling stockholders; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of the capital stock of the Company is based on the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL, and on the provisions of our certificate of incorporation, as amended, and our amended and restated bylaws, and is qualified entirely by reference to the applicable provisions of the DGCL, our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights, so the holders of a majority of the outstanding shares have the ability to elect all of the directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and shares of Common Stock to be issued upon any exercise of Common Warrants or Pre-Funded Warrants or conversion of any Series F Preferred Stock will be fully paid and nonassessable.

As of June 18, 2025, of the 150,000,000 shares of Common Stock currently authorized, there are approximately 1,594,764 shares of Common Stock issued and outstanding and an aggregate of 20,650,098 additional shares reserved for issuance in connection with (i) 94,165 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Preferred Stock, (ii) 8,249,866 shares of Common Stock issuable upon exercise of the Warrant Preferred Shares with conversion of the Series F Preferred Stock into Common Stock, (iii) 8,249,866 shares of Common Stock issuable upon exercise of the Common Warrants obtained upon exercise of the Preferred Warrants, (iv) 1,713,869 shares of Common Stock issuable upon exercise of the Common Warrants, (v) 1,989,392 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, (vi) 252,940 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, and (vii) 100,000 shares of Common Stock issuable upon exercise of the Advisor Warrants.

The selling stockholders may, from time to time, offer and resell under this prospectus up to 4,178,249 shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants, Common Warrants, Placement Agent Warrants, Advisor Warrants, or upon conversion of the Preferred Shares.

Common Warrants

The Common Warrants are exercisable for shares of Common Stock at an exercise price of $3.41438 per share. The exercise price is subject to customary adjustments for stock dividends, stock combinations (including the proposed Reverse Stock Split), stock splits, recapitalizations and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions). The Common Warrants are exercisable for cash, provided that if there is no effective registration statement available permitting the resale of the Warrant Shares, the Common Warrants may be exercised on a cashless basis. Under the terms of the Common Warrant, the Company is restricted from entering into a Fundamental Transaction unless the successor entity is a publicly traded company and assumes all of the Company’s obligations under the Transaction Documents. In the event of a Fundamental Transaction, the Company or its successor entity, at their sole option, may purchase the Common Warrants by paying to the warrant holders an amount of cash (subject to certain exceptions) equal to the Black Scholes Value (as defined in the Common Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of the Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, the holder shall only be entitled to receive from the Company or any successor entity the same type of consideration which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Common Warrant been completely exercised immediately prior to the applicable Fundamental Transaction, at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction. Notwithstanding the foregoing, any payment of cash in accordance with the foregoing shall not be permitted to be made from the Company’s cash balance upon the date of the consummation of the Fundamental Transaction and may only be paid by the successor entity or from the proceeds of a capital raise that would be accounted for as permanent equity on either the Company’s or successor entity’s balance sheet.

Preferred Shares

The terms of the Preferred Shares are as set forth in the Certificate of Designations which was filed with and became effective with the Secretary of State for the State of Delaware on March 30, 2023, as amended or waived. The Certificate of Designations was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2023, and is incorporated herein by reference. On October 6, 2023, the Company and investors holding a majority of the outstanding Preferred Shares agreed to waive any and all provisions, terms, covenants and obligations in the Certificate of Designations to the extent such provisions permit the conversion of the Preferred Shares to occur under the alternative conversion mechanism at a price below $11.168 (the “Waiver”). Notwithstanding anything to the contrary in the Certificate of Designations, each of the “Alternate Conversion Price” and the “Floor Price” as set forth in the Certificate of Designations shall in no event be less than $11.168 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events). The Waiver was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 10, 2023, and is incorporated herein by reference.

The Preferred Shares are convertible into fully paid and non-assessable shares of the Company’s Common Stock at the election of the holder at any time at an initial Conversion Price of $68.40. The holders of the Preferred Shares may also elect to convert their Preferred Shares at an alternative conversion price equal to the lower of (i) 80% of the applicable Conversion Price as in effect on the date of the conversion, (ii) 80% of the closing price on the trading day immediately preceding the delivery of the conversion notice, and (iii) the greater of (a) the Floor Price (as defined in the Certificate of Designations) and (b) the quotient of (x) the sum of the five lowest Closing Bid Prices (as defined in the Certificate of Designations) for trading days in the 30 consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable Conversion Notice, divided by (y) five; provided that the conversion of the Preferred Shares shall under no circumstance occur under this alternative conversion mechanism at a price below $11.168.

Following the 2025 Private Placement, in accordance with the terms of the Certificate of Designations, the Conversion Price was adjusted to $3.77 per share.

The holders of the Preferred Shares are entitled to dividends of 9% per annum, which is payable in arrears quarterly. The initial Stated Value of the Preferred Shares is $1,000. Accrued dividends may be paid, at our option, in cash and if not paid, shall increase the Stated Value of the Preferred Shares. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the Default Rate. Additionally, the Default Rate will be triggered in the event that the Company is prohibited from issuing shares of Common Stock to a buyer upon any conversion due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock until such time as the Company cures the authorized share failure. The Preferred Shares have no voting rights, other than with respect to certain matters affecting the rights of the Preferred Shares. On matters with respect to which the holders of the Preferred Shares have a right to vote, holders of the Preferred Shares will have voting rights on an as-converted basis to Common Stock.

Our ability to settle conversions is subject to certain limitations set forth in the Certificate of Designations and our ability to settle exercise of the Warrants is subject to certain limitations. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Shares.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, (i) the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to the Registration Rights Agreement, (ii) the failure to pay any amounts due to the holders of the Preferred Shares when due, and (iii) if Peter Holst ceases to be the chief executive officer of the Company other than because of his death and a qualified replacement, reasonably acceptable to a majority of the holders of the Preferred Shares, is not appointed within thirty (30) business days. In connection with a Triggering Event, the Default Rate is triggered.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), maintenance of properties and restriction on the transfer of assets, among other matters.

Pre-Funded Warrants

The material terms and provisions of the Pre-Funded Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed with the SEC as an exhibit to our Current Report on Form 8-K on June 6, 2025.

Exercisability. Holders may exercise the Pre-Funded Warrants at any time or from time to time until exercised in full. As further described under “Selling Stockholders,” notwithstanding the foregoing, certain holders will be prohibited from exercising the Pre-Funded Warrants into shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than a specific percentage (initially, 4.99% or 9.99%, as elected by the respective holder of such Pre-Funded Warrant) of the total number of shares of our Common Stock then issued and outstanding; provided, however that a holder may from time to time increase or decrease such maximum percentage to any other percentage not in excess of 9.99% by giving 61 days’ notice to the Company (the “Beneficial Ownership Limitation”). The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. The exercise price upon exercise of each Pre-Funded Warrant is $0.0001 per share of Common Stock, with an aggregate exercise price of $3.77 per share of Common Stock, of which $3.7699 per share of Common Stock was paid by the holders at the closing. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of stock dividends, subdivisions, stock splits, stock combinations, cash distributions, reclassifications, exchanges, combinations or substitutions affecting our Common Stock.

Payment of Exercise Price. The Pre-Funded Warrant holders have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Pre-Funded Warrants (i) by payment of the aggregate exercise price to us or (ii) by cashless exercise.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holders of Pre-Funded Warrants may elect instead to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Pre-Funded Warrants, the Pre-Funded Warrants may be transferred.

Fundamental Transactions. Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock), a holder of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the same kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrants or by virtue of a holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Waivers and Amendments. No term of the Pre-Funded Warrants may be amended or waived without the written consent of the holder of such Pre-Funded Warrants.

Placement Agent Warrants

The material terms and provisions of the Placement Agent Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of placement agent warrant, which was filed with the SEC as an exhibit to our Current Report on Form 8-K on June 6, 2025.

The terms of the Placement Agent Warrants are substantially the same as those of the Pre-Funded Warrants, except that the Placement Agent Warrants will expire on June 10, 2030, are initially exercisable at a price of $4.7125 per share of Common Stock, may only be exercised a cashless basis if there is no effective registration statement registering the underlying shares, and in the event of a Fundamental Transaction as defined in the Placement Agent Warrants, warrant holders may require the company to purchase the remaining unexercised portion of a Placement Agent Warrant for an amount equal to the Black-Scholes Value of that portion, as of the date of the Fundamental Transaction, unless the Fundamental Transaction is not within the Company’s control, as described in the Placement Agent Warrants. There is no established public trading market for the Placement Agent Warrants and we do not intend to list the Placement Agent Warrants on any national securities exchange or nationally recognized trading system.

Advisor Warrants

The material terms and provisions of the Advisor Warrants to purchase shares of Common Stock are summarized below. This summary is subject to and qualified in its entirety by the form of Advisor Warrant, filed herewith and incorporated by reference herein.

The terms of the Advisor Warrants are substantially the same as those of the Placement Agent Warrants, except that the Advisor Warrants will expire on June 5,2028, are initially exercisable in part beginning on July 7, 2025 at a price of $3.77 per share of Common Stock, and will vest in equal installments at a rate of 1/12th (8.33%) per month, beginning on the thirty day anniversary of the issue date, for twelve months.

Anti-Takeover Effect

Provisions of our certificate of incorporation and bylaws could make the acquisition of our Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors has the authority, without the further approval of the stockholders, to issue and determine the rights and preference of any series of preferred stock. Our board of directors could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of Common Stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing change in control, and discouraging bids for our Common Stock at a premium over market price.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize the Chairman of our board of directors or a majority of our board of directors to call a special meeting of stockholders. Further, our certificate of incorporation and bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Because our stockholders do not have the right to call a special meeting, stockholders could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors believed or the Chairman of our board of directors believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Anti-takeover Effects of Delaware Law Provisions

Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15 percent or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

●	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentiality whether shares held under the plan will be tendered in a tender or exchange offer; or

●

the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is Equiniti Trust Company, LLC, New York, New York.

Trading

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “OBLG”.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, Denver, Colorado.

EXPERTS

The consolidated balance sheets of Oblong, Inc. and Subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain free copies of the documents that we file with the SEC by going to the Investors section of our website, www.oblong.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated herein by reference.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s internet website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-35376) which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Current Reports on Form 8-K (File No. 001-35376), filed with the SEC on June 6, 2025 and June 13, 2025;

●	our Annual Report on Form 10-K (File No. 001-35376) for the year ended December 31, 2024, filed with the SEC on March 18, 2025;

●	our Quarterly Report on Form 10-Q (File No. 001-35376) for the three months ended March 31, 2025, filed with the SEC on May 13, 2025;

●

the description of our Common Stock set forth in our Registration Statement on Form 8-A12B filed with the SEC on February 11, 2021, and any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document or other report that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and subsequent to effectiveness of the registration statement and prior to such time as we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed and except as described above, Current Reports on Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost to the requester, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

Oblong, Inc.

Corporate Secretary

110 16th Street, Suite 1400 #1024

Denver, Colorado 80202

(213) 683-8863 ext. 5

Information on Our Website

Information on any Oblong website, any subsection, page, or other subdivision of any Oblong website, or any website linked to by content on any Oblong website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

PROSPECTUS

Oblong, Inc.

4,178,249 SHARES OF COMMON STOCK

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of our securities being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

Securities and Exchange Commission Filing Fee	$2,373.25
Printing Fees and Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent Fees and Expenses	*
Miscellaneous	*
Total	$2,373.25

All fees and expenses other than the SEC filing fee are estimated.

Item 15. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached a duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation, as amended, provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s bylaws, as amended, provide that the Company shall indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity obligation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Company must also indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company and a similar standard of care is applicable in the case of such actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper. The Company’s bylaws, as amended, also provide that the Company must advance expenses to its directors and officers in connection with their defense.

The Company has entered into indemnification agreements with all of its directors and officers. Under the indemnification agreements the Company is required to indemnify its directors and officers to the full extent authorized or permitted by the provisions of the DGCL and the Company’s bylaws, provided that the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the director or officer had no reasonable cause to believe such person’s conduct was unlawful. Under the indemnification agreements the Company is also required to advance expenses to the director or officer in connection with such person’s defense. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed November 7, 2024)
3.2	Amended and Restated By-laws, as amended by the First Amendment to Amended and Restated By-laws dated October 19, 2023 (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed with the SEC on March 19, 2024.
3.3	Certificate of Designations (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on April 3, 2023).
4.1	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on April 3, 2023).
4.2	Form of Preferred Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed on April 3, 2023).
4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on June 6, 2025).
4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed on June 6, 2025).
4.5†	Form of Advisor Warrant
5.1†	Opinion of Arnold & Porter Kaye Scholer LLP.
10.1	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on April 3, 2023).
10.2	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on April 3, 2023).
10.3	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on June 6, 2025).
23.1†	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2†	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included in the signature page hereto)
107†	Filing Fee Table

(†)	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 20, 2025.

OBLONG, INC.

By:	/s/ Peter J. Holst
Peter J. Holst, Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ David Clark
David Clark, Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Peter Holst and David Clark, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Peter J. Holst	Date: June 20, 2025
Peter J. Holst, President and Chief Executive Officer (Principal Executive Officer)

/s/ David Clark	Date: June 20, 2025
David Clark, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jason Adelman	Date: June 20, 2025
Jason Adelman, Director

/s/ Deborah Meredith	Date: June 20, 2025
Deborah Meredith, Director

/s/ Jonathan Schechter	Date: June 20, 2025
Jonathan Schechter, Chairman of the Board

/s/ Robert Weinstein	Date: June 20, 2025
Robert Weinstein, Director